Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings of the March 31, 2016 Quarter

Company Release – 4/21/16

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income attributable to common shareholders for the three months ended March 31, 2016 of $1.5 million, or $.16 per share compared to $968,000 for the three months ended March 31, 2015. Provident Bancorp, Inc. was not a publicly traded company for the first quarter of 2015 and, as a result, earnings per share are not applicable for that period.

David P. Mansfield, Chief Executive Officer, said, “We showed strong earnings this quarter with net income attributable to common shareholders increasing 54% quarter-over-quarter. Our net income is primarily attributable to our increased earning assets and increased net interest margin. Average earning assets increased 11.9% compared to the same quarter in the prior year. Net interest margin increased 6 basis points to 3.59% for the three months ended March 31, 2016 compared to 3.53% for the three months ended March 31, 2015. Our efficiency ratio shows improvement going from 73.48% for the three months ended March 31, 2015 to 68.22% for the three months ended March 31, 2016. Total assets decreased $6.8 million or .9% to $737 million at March 31, 2016 compared to balances as of December 31, 2015. The decline was primarily the result of the decline of cash. Loans had a slight increase of $534,000. The loan increase is primarily due to commercial real estate increase of $15.7 million offset by decreases in commercial, construction and land development and residential of $1.4 million, $10.3 million and $3.2 million, respectively. The reduction in construction and land development is as a result of planned payoffs. Additionally, asset quality has improved over the last three months with non-performing assets as a percentage of total assets at 0.25% at March 31, 2016 compared to 0.31% at December 31, 2015. Total deposits increased $19.1 million or 3.3% compared to balances as of December 31, 2015. The increases were primarily in business deposit accounts. Total borrowings decreased $28 million to $29.4 million as of March 31, 2016 from $57.4 million as of December 31, 2015. We utilized our increased deposits to pay off the borrowed funds.”

About Provident Bancorp, Inc.

Provident Bancorp, Inc is the holding company for The Provident Bank. The Bank, with branch offices in Amesbury and Newburyport, Massachusetts, and Portsmouth, Exeter, Bedford, Seabrook, and Hampton, New Hampshire, is a commercial bank that exists to positively impact the vitality of the communities we serve. We are committed to finding ways of impacting the success of the highest number of small and medium size businesses within our community by providing customized financial/banking solutions. To learn more about The Provident Bank, visit www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Source: Provident Bancorp, Inc

Provident Bancorp, Inc.
Consolidated Balance Sheet

	At	At
	March 31,	December 31,
(In thousands)	2016	2015
Assets	(unaudited)
Cash and due from banks	$11,013	$7,302
Interest-bearing demand deposits with other banks	4,586	12,865
Money market mutual funds	380	297
Cash and cash equivalents	15,979	20,464
Investments in available-for-sale securities (at fair value)	79,243	80,984
Investments in held-to-maturity securities (fair values of $46,281
as of March 31, 2016 and $46,474 as of December 31, 2015)	44,282	44,623
Federal Home Loan Bank stock, at cost	2,387	3,310
Loans, net	555,463	554,929
Bank owned life insurance	18,959	18,793
Premises and equipment, net	12,081	11,606
Accrued interest receivable	2,220	2,251
Deferred tax asset, net	4,738	5,056
Other assets	1,220	1,381
Total assets	$736,572	$743,397

Liabilities and Equity
Deposits:
Noninterest-bearing	$150,206	$153,093
Interest-bearing	446,163	424,142
Total deposits	596,369	577,235
Federal Home Loan Bank advances	29,435	57,423
Other liabilities	7,293	7,333
Total liabilities	633,097	641,991
Equity:
Preferred stock; authorized 50,000 shares: senior non-cumulative perpetual, Series A, no par, 0 shares issued and
outstanding; liquidation value $1,000 per share	-	-
Common stock, no par value: 30,000,000 shares
authorized; 9,498,722 shares issued and outstanding	-	-
Additional paid-in capital	43,177	43,159
Retained earnings	61,377	59,890
Accumulated other comprehensive income	2,195	1,690
Unearned compensation - ESOP 333,342 shares
at March 31, 2016 and December 31, 2015, respectively	(3,274)	(3,333)
Total equity	103,475	101,406
Total liabilities and equity	$736,572	$743,397

Provident Bancorp, Inc.
Consolidated Income Statements

	Three Months Ended
	March 31,
(In thousands)	2016	2015
Interest and dividend income:	(unaudited)
Interest and fees on loans	$6,091	$5,243
Interest and dividends on securities	881	829
Interest on interest-bearing deposits	8	1
Total interest and dividend income	6,980	6,073
Interest expense:
Interest on deposits	555	406
Interest on Federal Home Loan Bank advances	142	141
Total interest expense	697	547
Net interest and dividend income	6,283	5,526
Provision for loan losses	111	278
Net interest and dividend income after provision for loan losses	6,172	5,248
Noninterest income:
Customer service fees on deposit accounts	406	329
Service charges and fees - other	418	381
Gain on sales, calls and donated securities, net	20	81
Other income	91	33
Total noninterest income	935	824
Noninterest expense:
Salaries and employee benefits	3,122	2,869
Occupancy expense	365	393
Equipment expense	145	133
FDIC assessment	94	94
Data processing	163	139
Marketing expense	57	57
Professional fees	265	217
Other	713	764
Total noninterest expense	4,924	4,666
Income before income tax expense	2,183	1,406
Income tax expense	696	394
Net income	$1,487	$1,012
Net Income attributable to common shareholders	$1,487	$968

Income (loss) per share:
Basic	$0.16	N/A
Diluted	$0.16	N/A

Weighted Average Shares:
Basic	9,165,380	N/A
Diluted	9,165,380	N/A

Provident Bancorp, Inc.
Selected Financial Ratios

	At or for the three
	months ended
	March 31,
	2016	2015
(unaudited)
Performance Ratios:
Return on average assets (1)	0.80%	0.62%
Return on average equity (1)	5.81%	5.28%
Interest rate spread (1) (3)	3.41%	3.39%
Net interest margin (1) (4)	3.59%	3.53%
Non-interest expense to average assets (1)	2.66%	2.84%
Efficiency ratio (5)	68.22%	73.48%
Average interest-earning assets to
average interest-bearing liabilities	145.04%	140.25%
Average equity to average assets	13.85%	11.66%

	At	At
	March 31,	December 31,
(unaudited)	2016	2015
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.42%	1.40%
Allowance for loan losses as a percent of non-performing loans	438.25%	346.10%
Non-performing loans as a percent of total loans (2)	0.32%	0.41%
Non-performing loans as a percent of total assets	0.25%	0.31%
Non-performing assets as a percent of total assets (6)	0.25%	0.31%

References which should accompany the table when input into the document:

(1)	Three months ended March 31, 2016 column has been annualized
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO